Exhibit 17.1   Resignation letter of Ray Mueller dated October 20, 2005



                           Ray Mueller

                         October 20, 2005



Mr. Keith C. Moore
Chairman
DataLogic International, Inc.
18301 Von Karman, Suite 250
Irvine, CA 92612

       RE: DataLogic International, Inc.

Dear Keith:

       The purpose of this letter is to tender my resignation, effective immediately as a director of DataLogic International, Inc. My resignation is not because of a disagreement with DataLogic, on any matter relating to its operations, policies or practices. Instead, I desire to use my talents elsewhere.

       Good luck in the future.

                                               Sincerely,


                                               /s/ Ray Mueller
                                               Ray Mueller